Centurion Gold Issues Corporate Statement to Shareholders

Johannesburg, South Africa - December 8, 2005 -- Centurion Gold Holdings, Inc., (OTCBB: CGHI), a natural resource development company, today issued a statement for shareholders regarding its recent developments and strategic decisions.

Centurion Gold CEO and Chairman, Mr. Dale Paul stated, "Centurion has grown extremely fast in the past three years by accumulating a tremendous portfolio of assets that take time and expense to develop. Due to the fast pace of our growth, we have decided to reiterate our Corporate strategy and provide an update of our various projects. We would also like to acknowledge that the assets we have acquired are real and paid for by the Company and that we feel that the current share price is not representative of their intrinsic value. Our goal going forward is to communicate as much as possible with our investors and stakeholders regarding Company developments as we continue to extract maximum value from each asset. We would also like to express our gratitude to our shareholders for their patience and support as we execute a strategy of capitalizing on arbitrage opportunities in the resource markets."

Consistent Strategy
Since the time of Centurion's inception in 2003, the Company's strategy has been to acquire undervalued assets in the resources market in an effort to capitalize on arbitrage opportunities. In particular, Centurion understood the enormous opportunity created by South Africa's indigenization process in its mining industry through a "use it or lose it" law. The law essentially mandates that the major mining houses with huge mineral deposits that are not being developed are required to hand the mining rights over to the State effective May 2005. Centurion was able to acquire the rights to three small mines, Omaruru gold mine, Sellies gold mine and Investprops11/Coin Holders chrome mine within the first year of operations.

In 2004, Centurion purchased an operational gold mine, Glencairn Mining Company/Primrose. Management immediately improved the mine's operations and, at present time, the production yield is twice the amount that it was six months ago. Management intends to extract the full value out of this asset for shareholders in the ensuing eighteen months as production continues to improve and increased revenues are reached in 2006, which should enhance the underlying value of the asset.

In 2005, Centurion experienced tremendous growth as the Company continued building its portfolio by acquiring assets that management considers undervalued. The decision to purchase assets for equity was a strategic decision and one that protected shareholders from any possibility that the vendors were merely "cashing in." Effectively, the Company was able to secure that the interests of the vendors were aligned with Centurion's investors. Management believes that, in spite of the fact that it was in shareholder's interest to embark on such a strategy, the benefits were not clearly communicated. Management's view is that the current share price is NOT an indicator of the intrinsic value of the Company's underlying assets and that the shares are trading at a huge discount to the net asset value of Centurion's subsidiaries. Management believes that Centurion will receive far higher prices for its assets than originally paid and that these benefits will be passed directly to the shareholders.

Management will continue its strategy of increasing shareholder value through strategic acquisitions, spin offs, and sales of its assets to other listed companies. Sales/part - sales of selected Centurion assets to other listed companies as well as spin offs would result in a distribution to shareholders in the form of cash and/or stock. The Company is currently evaluating several such transactions and will communicate with investors about this in due course.

Management's Financial Commitment
Centurion's management team is committed to the Company's success and has consistently demonstrated this commitment by investing its own funds in the Company. Since the Company became public in 2003, Centurion's management has invested or loaned to the Company a total of over $3 million. In 2004, Centurion's management loaned the Company $500,000 toward the purchase of Glencarin Mining Company/Primrose. Most recently, management invested $475,000 of its own money toward securing the Escopeta Oil deal. As disclosed in previous filings, management has converted large portions of its loans into equity as a commitment to the long term future of Centurion.

Financing Strategy
Centurion feels that it has invested in projects that will prove to show their long term value and generate a substantial return on investment. Management's goal, as it develops each asset directly or with a partner, is to spin it off to an entity on a recognized stock exchange. For instance, the London Stock Exchange's AIM market provides excellent opportunities that are in line with the Company's strategy. The AIM market has a long history of investing in resource companies and a considerable understanding of the resource industry and exploration risk. In addition, management feels that it will have a better opportunity to realize the full value of each asset through various listings as it will be able to access funds at more favorable terms while it continues developing each project.

Centurion is considering spinning off several of its assets on the AIM market including Escopeta Oil & Gas Venture and its South African asset, Majormatic (Naboom Platinum). Centurion will continue to consider many of the other recognized stock exchanges both in the United States and elsewhere in the world.

Status of Minmet
During March of 2005, management of Centurion went to London with the express purpose of obtaining a listing on the London Stock Exchange's AIM market for the Company's Platinum deposits and in conjunction therewith to obtain the necessary capital to begin exploration and development operations. The intention was and has always been to return value to the shareholders of Centurion through two distinct ways. The Platinum Mines would become revenue producing which would enhance the value of the asset/s in question in addition, the anticipated shares, which would result from the listing, would be distributed to Centurion shareholders.

During this time, and as a result of numerous meetings, the Company was introduced to Minmet. Minmet's Chairman was pleased with the idea of taking over the Platinum deposits and moving Minmet's listing from the Irish Stock Exchange over to the AIM. As negotiations progressed, Minmet decided it would be more advantageous for them to make an offer for the whole of Centurion. Both parties conducted extensive due diligence in London and South Africa. Simultaneously, Minmet began the process of moving over to the AIM. As a result of the process, which took longer than initially anticipated, Minmet was not able to complete any purchase that would materially alter its business per the company's filing for the AIM Exchange. Moreover, the same rules precluded Centurion from disclosing Minmet's name and details.

The delay gave both parties time to reevaluate the terms of the agreement and, although the initial agreement called for a price of $0.60 cents per Centurion share, both parties ultimately concluded not to proceed under the original terms. Management of Centurion decided that the best way to realize a higher return to the shareholders would be separate listings of, or spinning off the Company's various assets individually. Centurion's management looks forward to working with Minmet on a project by project basis.

Centurion is in the process of capitalizing on the individual assets. For instance, Centurion has entered into a letter of intent which may result in Centurion selling (subject to due diligence) 10.1% of Naboom Platinum to Fundy Minerals Ltd., a Canadian based natural resource company currently listed on the OFEX market in London. Once received, Centurion intends to distribute the net proceeds directly to Centurion's shareholders via a dividend in specie.

Status of Escopeta
The Escopeta Oil and Gas deal has been restructured into an initial public offering "IPO" with Escopeta and Centurion as the principals. The leases have been paid for, by Escopeta, permitting is underway and drilling is expected to commence in the first quarter of 2006, dependant on availability of Jack Up Rigs. Centurion is entering into an agreement with Escopeta to spin off the oil and gas assets in an IPO on the AIM market. Centurion will create a new vehicle, Centurion Oil and Gas Alaska, to achieve this.

The project is a unique opportunity for Centurion in that it has low political risk and is very attractive to the London market. Management was able to negotiate a non-dilutive deal (with respect to Centurion's shareholders) with Escopeta at very favorable terms to both parties. As part of the deal, Centurion and Escopeta agreed to take the 130,000 acres of Cook Inlet leases public through an IPO starting January 2006. Centurion contracted an independent third party, Prator Bett LLC, to confirm the potential value of leases. Prator Bett LLC is a leading petroleum engineering consulting company that provides economical evaluations to both public and private companies. The engineering report issued by them is extremely beneficial in that it provides an admission document suitable for an AIM listing. The interest in the leases is allocated 75/25 with 75% to Centurion and 25% to Escopeta. As an indication of the potential value of the leases, Centurions 75% share after royalties and working interest in the East Kitchen alone, (as per the Prator Bett report at a P 50 level of 253 Million Barrels of Oil equivalent recoverable) and at a conservative $40 a barrel, is $1.7 Billion, which increases the current NAV per Centurion share significantly. Once the IPO has been completed, of which there can be no assurance, the Company intends to distribute to Centurion's shareholders shares of the new IPO.

Status of Current Properties
The current status of Centurion's other major assets is as described below. All of these assets have been bought by Centurion in 2005 and are subject to licenses being issued by South Africa's Department of Minerals and Energy "DME." The Company is aggressively finalizing applications for exploration and licenses along with the engineering reports.

Zaaiplaats Tin mine is in the final stage of its engineering report. Its license is issued and the purchase of the deal finalized October 20, 2005.

Majormatic/Platinum mine is at the initial stage in its engineering report and the Company is awaiting its license. Centurion intends to spin this project into an AIM shell in the third quarter of 2006.

K & R/Platinum mine is currently awaiting its license.

Fulloutput Platinum/Chrome mine is in its initial stage of its engineering report and is awaiting its license.

Kwela/Chrome mine is in the initial stage of its engineering report and is awaiting its license.

Uvongo/Gold mine is in the initial stage of its engineering report. It has five licenses submitted with two already issued and is awaiting the other three.

New Management
New management has been brought on board to assist in facilitating Centurion's goal of maximizing shareholder value through arbitrage opportunities in the resource market as well as to maintain consistent communication with investors. The new management team brings a tremendous knowledge base and expertise that complements the progress made by Chairman and CEO, Dale Paul. As CEO and Chairman, Dale Paul's focus is in growing the Company through identifying undervalued assets and negotiating terms that allow for significant return on investments. Keith Hart, COO, brings tremendous experience in the mining industry and oversees the mining operations in South Africa. Arthur Johnson is the Company's CFO and the South African Coordinator. Neven Hendricks is a Board Member, a fellow of the Chartered Institute of Management Accountant, a former merchant banker with a wealth of experience in M&A, a former partner of Deloitte and is both a South African and British Chartered Accountant. He currently serves on the Governing Council of the Nelson Mandela Metropolitan University where he chairs the Audit and Risk Committee. His responsibilities include overseeing Centurion's strategy, mergers and acquisitions and Government relations. His relationship with key South African officials is instrumental in obtaining new license applications and mining rights. He is also responsible for the implementation of business plans. Rinus Groeneveld is the Company's Secretary who looks after all the Governance aspects of the company. Jannes DuPlooy is a Board Member and Chairs the audit and risk committee. Both Mr. DuPlooy and Mr. Groeneveld are Chartered Accountants. Mr. DuPlooy is a former Deloitte partner and currently CEO of Solution Worx (Pty) Ltd and Mr. Groeneveld has more than 10 years experience in Financial Management consulting in the public sector of which the first few years was with Deloitte Consulting.

About Centurion Gold Holdings, Inc.:
Centurion Gold Holdings is the only South African junior gold mining company publicly listed in the United States. The Company is executing a roll-up strategy acquiring proven mineral assets, and working towards "growth through acquisition". These mineral assets generally have combined the potential for a near term revenue stream and existing low cost production operations with turnaround opportunities. Based in South Africa, the Company is ideally suited to exploit new legislation implemented by the South African government in May 2004. This legislation enforces a "use it or lose it" strategy, whereby all mining claims must be prospected within a designated time frame, otherwise, such prospects revert to the state, thereby creating never before seen opportunities, particularly for smaller companies like Centurion. The Company has built a strong team of experienced management and operations mining professionals to exploit these opportunities, and is positioning itself to become a major producer by continually implementing its "growth through acquisition" strategy. www.centuriongold.com

Forward-Looking Statements:
Statements about the Company's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are "forward-looking statements" within the meaning of section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as the term is defined in the Private Securities Litigation Reform Act of 1995. The company's actual results could differ materially from expected results. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances. Should events occur which materially affect any comments made within this press release the Company will appropriately inform the public.

Contact:
U.S.:
MCC Financial Services (U.S.)
Leslie Richardson, 310-453-4667 x239
ir@mccglobal.com

U.K. and Europe:
MCC Financial Services
Carrie Howes, +44 (0) 20 7907 9850
ir@mccglobal.com


             12 Main Reef Road, Primrose, Johannesburg South Africa
            Telephone: +27 (0) 11 507 6077, Fax: +27 (0) 11 873 5315
                              www.centuriongold.com

                            Return to Press Releases